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                                                                   EXHIBIT 10.52

[Letterhead of Techniclone Corporation]

May 12, 1998


Mr. Larry O. Bymaster
14282 Franklin Avenue
Tustin, CA  92780

Dear Mr. Bymaster:

         The purpose of this letter is to set forth the terms and conditions of your prospective employment with Techniclone Corporation, a Delaware Corporation (the "Company") as set forth below:

               1. EMPLOYMENT. The Company offers to employ you during the Employment Period as its Chief Executive Officer and President, assigned with the responsibilities of such offices as they may be modified from time to time by the Board of Directors of the Company. You will agree to devote substantially all of your business and professional time and energy to the Company, subject to mental and physical disability. Notwithstanding the foregoing requirement, your expenditure of reasonable amounts of time in connection with outside activities, not competitive with the Company's business, such as outside directorships (but only with Board approval), or charitable or religious or professional activities, shall not be considered to be in violation of the terms or your employment, subject, however, to the requirement that in no event shall any such activities materially interfere with the performance required of you under the terms of your employment with the Company. You shall also be entitled to engage in passive and personal investment activities not materially interfering with your performance.

               2. EMPLOYMENT PERIOD. The Employment Period shall commence on May 18, 1998 and continue for a two year period thereafter.

               3. COMPENSATION.

                       (a) SALARY. In consideration for your services, the Company will pay you an annual base net salary of Two Hundred Fifty Thousand Dollars ($250,000.00), subject to increases in the discretion of the Board of Directors or Compensation Committee, payable in bi-weekly installments, or, if such date is a holiday or weekend, on the business day next preceding such date.

                       (b) BONUS. At the end of each fiscal year during the Employment Period, the company may pay you, in addition to your base salary, up to 100% of your base salary as an incentive bonus. The incentive bonus paid to you shall be based on the company reaching certain performance targets. The performance targets will be established by the Board of Directors of the Company at the end of the third month following the commencement of your employment by the Company.

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                       (c) OPTIONS. You shall also receive options to purchase
up to 1,250,000 shares of common stock of the Company which options shall vest as follows (i) 20% shall vest upon the commencement of your employment, (ii) 20% shall vest on the first anniversary of the commencement of your employment,
(iii) 20% shall vest on the second anniversary of the commencement of your employment, (iv) 20% shall vest on the third anniversary of the commencement of your employment, and (v) the remaining 20% shall vest on the fourth anniversary of the commencement of your employment.

                       (d) EXPENSES. The Company shall reimburse you for all authorized and approved expenses incurred and paid by you in the course of the performance of your duties.

                       (e) BENEFITS. You shall receive all the usual and ordinary benefits accorded to the Company's executive officers. The Company shall provide you, during the Employment Period, with the same term life insurance, disability insurance and medical insurance as is currently provided to senior executives of the Company. You shall be entitled to the amount of paid vacation per year as provided generally in the Company's Executive Policies and Procedures.

                       (f) PERQUISITES. You shall be entitled to receive the fringe benefits and allowances pertaining to the offices of Chief Executive Officer and President of the Company in accordance with Company practices, including, but not limited to, additional home phone lines, computer and fax.

               4. VACATION. You shall be entitled to four (4) weeks paid vacation each year.

               5. TERMINATION AND SEVERANCE. In the event the Company terminates your employment during the Employment Period for any reason, then the Company shall continue to pay you the salary as and when otherwise provided for herein for a period of twelve (12) months. The annual salary amount payable shall be in an amount equal to the annual base salary paid to you by the Company during the twelve (12) month period immediately preceding the termination.


                                      TECHNICLONE CORPORATION



                                      By:  \s\ Thomas R. Testman
                                         --------------------------------
                                         Thomas R. Testman,
                                         Interim Chief Executive Officer


Agreed and accepted:



\s\ Larry O. Bymaster
---------------------
Larry O. Bymaster

Date: May 12, 1998
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